LSB Industries, Inc. Announces Completion of
       $105,000,000 Offering of Senior Notes by Subsidiary


     OKLAHOMA CITY, Nov. 26 /PRNewswire/   LSB Industries, Inc.
(NYSE: LSB) ("LSB") announced today that its wholly owned subsidiary, ClimaChem, Inc. ("ClimaChem"), completed the $105,000,000 offering of its Senior Notes due 2007 (the "Notes").

     The Notes were not registered under the Securities Act of 1933, as amended (the "Act"), and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from the registration requirements of the Act. The Notes were sold only to qualified institutional buyers in reliance on Rule 144A under the Act.

     The net proceeds from this offering were used to repay certain term loans, reduce the outstanding amounts under various revolving credit facilities, fund a loan to LSB of $10 million and the balance for ClimaChem's general corporate purposes.

     ClimaChem owns LSB's Chemical Business, which is engaged in the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and LSB's Climate Control Business, which is engaged in the manufacture and sale of a broad range of hydronic fan coils and water source heat pumps as well as other air conditioning products for commercial and residential applications. LSB is a diversified manufacturing, marketing and engineering company with worldwide operations. LSB's common Stock and Series 2 Preferred Stock are listed for trading on the New York Stock Exchange.

Source LSB Industries, Inc.
     -01-                         11/26/97
     /CONTACT: Tony M. Shelby, Chief Financial Officer of LSB
Industries, Inc., 405-235-4546; or Leslie A. Schupak, ext. 205, or Joe Mansi, ext. 207, both of KCSA, 212-682-6300, for LSB
Industries, Inc./
     (LSB)
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